Exhibit 99

FOR IMMEDIATE RELEASE

For Further Information Contact:
Frank J. Corcoran
Senior Vice President and Chief Financial Officer
(315) 455-4882




                   CONTINENTAL INFORMATION SYSTEMS CORPORATION
                         ANNOUNCES FOURTH QUARTER CHARGE


SYRACUSE, NEW YORK, June 5, 1996 -- Continental Information Systems Corporation (NASDAQ - CISC) disclosed that it has abandoned its efforts to sell its Aviron Computer Technologies, Inc., subsidiary and will instead liquidate the operation. The Company anticipates a fourth quarter net loss from discontinued operations of approximately $700,000 in connection with the liquidation of Aviron. Earlier this year, the Company had announced its decision to discontinue the business which had sold and serviced used computer equipment.

"Our efforts to sell this subsidiary, as disclosed on April 3, 1996, were unsuccessful so we have decided to liquidate the assets," said Thomas J. Prinzing, President and CEO. "This decision completes our exit from the computer hardware business. The computer business, which had been such a significant part of CIS in the 1980's and early 1990's, no longer provides sufficient rewards for the necessary risk."

Prinzing added, "With the closure of our last computer related business, we can focus management's attention and utilize our capital on further expansion of the trading and leasing of our air, telecommunication and printing businesses."

Continental Information Systems Corporation is engaged in the business of buying and selling telecommunications equipment, printing systems, and commercial aircraft, and providing leasing services in connection with such equipment, and certain other industrial equipment.